Exhibit 99.1

This news release contains forward-looking statements. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes to differ materially. These risks and uncertainties include, but are not limited to, factors that we may not have currently identified or quantified and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

William D. Morean, Jabil Chairman to Retire

Son of Jabil Founder Leaves Legacy of Empowered Culture

St. Petersburg, FL – October 18, 2012—Global electronics manufacturing services provider Jabil Circuit, Inc. (NYSE: JBL) today announced that its Chairman of the Board, William D. Morean, will not stand for re-election to the Board at the company’s annual meeting of shareholders in January 2013. The Board also announced that it anticipates that current President & Chief Executive Officer Timothy L. Main will be appointed Chairman immediately following Morean’s departure. Main will remain President & CEO until March 2013 as part of a planned and orderly executive succession.

In addition, the Jabil Board announced that Chief Operating Officer Mark T. Mondello was nominated to stand for election to join the Jabil Board of Directors in January 2013 and will succeed Main as CEO in March 2013.

“On behalf of the Jabil Board, our employees and our shareholders, we thank Bill for his leadership, passion and dedication to Jabil over the past 35 years. We are proud of our progress and our accomplishments, including the fact that since going public in 1993, Jabil is just one of five Fortune 500 companies to post a compounded annual growth rate in revenue and earnings above 25 percent,” said Thomas A. Sansone, who served as Jabil’s President from 1988 to 1999, and has since served as Vice Chairman of Jabil’s Board of Directors.

William E. Morean and James Golden founded the electronics assembly repair business in 1966 in Detroit, Michigan, combining their first names to create the name Jabil. Bill took over the company in 1978. At that time the company had less than $700,000 in annual revenues, no automated equipment and little capital to invest. In 1979 Bill won an award of business with AC-Delco and bet the company on the success of the program. Bill recruited Tom Sansone to join the company in 1983. The two teamed to create a unique culture of empowerment and accountability that is still a vital part of the company’s culture today. In the process, they laid the foundation for the company’s long-term success.

Today, Jabil is the third largest EMS provider with over $17 billion in revenue and more than 140,000 employees worldwide. Sixty global operations from the Americas, Asia & Europe, design, build and ship approximately $60 million per day of products such as single-use devices for the healthcare industry, wind-turbine engines for the energy market, innovative materials technologies for mobility products and computing products. “Building this business and watching it grow and prosper over the years has truly been an inspirational experience that I will always cherish. And, this Jabil management team has made it easy to have success,” said Morean. He continued, “I’m sure my Dad would be amazed to see the cultural values of accountability and empowerment intact in the global powerhouse that Jabil has become.”

“Bill’s vision of enabling employees to proactively help our customers design, build and take their products to market quickly and affordably remains firmly embedded in the Jabil culture. One of the great privileges of my life was to take over this leadership role from Bill. I was provided a unique platform from which to lead,” current Chief Executive Officer & President Timothy Main said.

“We have maintained an amazing culture, which was initially authored by our current Chairman Bill Morean and Vice Chairman Tom Sansone. Jabil’s culture is truly a differentiator and a catalyst to our success,” added incoming CEO Mark Mondello.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and aftermarket product management services to global electronics and technology companies. Offering complete product supply chain management from facilities in 29 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on Jabil’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Senior Vice President, Communications and Investor Relations

Jabil Circuit, Inc.

(727) 803-3349

beth_walters@jabil.com